Exhibit 10.01
Valero Energy Corporation
Annual Bonus Plan
(Amended and Restated through July 29, 2009)
Table of Contents

Article	Topic	Page

1	Definitions	2
2	Administration	3
3	Participation	4
4	Determination of Bonus Awards	4
5	Bonus Targets	5
6	Form of Payment	5
7	Miscellaneous Terms and Provisions	6

INTRODUCTION
The Valero Energy Corporation Annual Bonus Plan (hereinafter referred to as the “Plan”) has been established for the purpose of providing bonus compensation to eligible employees of Valero Energy Corporation and its Affiliates (hereinafter collectively referred to as the “Company”). The Company intends and desires to create individual performance incentive by providing bonus compensation awards based upon individual contributions to Company profitability. Such bonus compensation is intended to encourage levels of individual performance that will assure focus by employees on continued Company profitability. It is further intended that when added to other forms of compensation the bonus compensation awards will result in total compensation to employees in amounts that are competitive when Company performance is compared to peer organizations.
Article 1 — Definitions
For purposes of the Plan, unless the context requires otherwise, the following terms should have the meanings set forth below.
1.1
“Affiliate” means (a) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (b) any entity in which the Company has a significant equity interest, in each case determined by the Committee.

1.2	“Board” means the Board of Directors of the Company.

1.3
“Bonus Target” means a percentage established to represent a target bonus percentage determined through competitive survey analysis reflecting the company’s stated compensation philosophy and based on each position’s relative importance to the overall financial success of the Company.

1.4	“Committee” means the Compensation Committee of the Board.

1.5	“Company” means Valero Energy Corporation and its Affiliates.

1.6	“Discretionary Adjustment “ means the authority of the Committee:
(i) to determine whether to award or not to award a bonus to individuals; and
(ii) to adjust or award the bonus amounts payable to subgroups of Participants (e.g., retail Participants, refining Participants) in greater or lesser percentages than amounts to be paid to other Participants;
with all such discretion to be based upon such factors as the Committee deems appropriate.
1.7	“Employee” means an employee of the Company.

1.8
“Fair Market Value” means, with respect to any property (including, without limitation, any shares, units or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Company shares on a given date for purposes of the Plan shall be the mean of the high and low sales prices of the shares on the New York Stock Exchange Consolidated Exchange as reported in the consolidation transaction reporting system on such date or, if such Exchange is not open for trading on such date, on the next following date when such Exchange is open for trading.

1.9	“Participant” means an Employee who is selected by the Committee to participate in the Plan.

1.10
“Peer Group” means those companies in the petroleum and energy services industry sector designated by the Committee as comparator companies which may be benchmarked for determining the Company’s performance as measured by selected Performance Criteria.

1.11	“Performance Criteria” means those performance measures approved by the Compensation Committee that determine the level of Bonus Target to be earned, subject to any Discretionary Adjustment .

1.12	“Plan Year” means the Company’s fiscal year.

1.13	“Plan” means the Valero Energy Corporation Annual Bonus Plan.
Article 2 — Administration
2.1
The Plan shall be administered by the Committee. The Committee shall consist of no less than three “Non-Employee Directors” (as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time). In the event the Committee fails to meet the foregoing criteria, then additional non-employee persons shall be appointed by the Board for purposes of administering this Plan so that the committee administering this Plan shall be composed solely of three or more Non-Employee Directors.

2.2	The Committee is empowered to:
2.21	Review and approve all determinations relating to the eligibility of Participants;

2.22	Make rules and regulations for the administration of the Plan which are not inconsistent with the terms and provisions hereof;

2.23	Construe all terms, provisions, conditions, and limitations of the Plan in good faith. All such determinations shall be final and conclusive on all parties of interest;

2.24	Review and approve determinations and computations concerning the amounts to which any Participant or his beneficiary is entitled under the Plan;

2.25
Select, employ, and compensate from time to time consultants, accountants, attorneys and other agents as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan.

2.3
The foregoing list of express powers is not intended to be either complete or exclusive, but the Committee shall, in addition, have such powers, whether or not expressly authorized, that it may deem necessary, desirable, advisable, or proper for the supervision and administration of the Plan. Except as otherwise specifically provided herein, the decision or judgment of the Committee on any question arising hereunder in connection with the exercise of any of its powers shall be final, binding, and conclusive upon all parties concerned.

2.4	The Committee shall have the responsibility of authorizing payment to each eligible Participant and directing that such payment be disbursed by the Company.
2.5	The Board or the Committee may, at any time, amend or terminate the Plan. Such amendments or terminations may be made without the consent of the Participants.
Article 3 — Participation
3.1
The designation of Employees of the Company as Participants under the Plan shall be approved by the Committee, and no Employee of the Company will have the right to require the Committee to make him or her a Participant or to allow him or her to remain a Participant under the Plan.

Article 4 — Determination of Bonus Awards
4.1
During the course of the Plan Year, the Committee shall review and approve those Performance Criteria which the Committee believes will measure the Company’s financial, shareholder, and/or operational performance for the applicable Plan Year. The Performance Criteria will be developed by Company management and submitted to the Committee for review and discussion. The Committee may request Company management to provide threshold, target, and maximum levels of performance for each Performance Criteria considered.

4.2
The Company’s performance may be evaluated on an absolute basis by determining the Company’s achievement versus a budgeted or pre-established level of performance approved by the Committee. Likewise, the Company’s performance may be evaluated by the Committee’s evaluation of the Company’s performance or by comparing the Company’s performance against a Peer Group’s performance achievement for the same Performance Criteria. The measurement process for purposes of the plan may include both quantitative and qualitative assessments by the Committee.

4.3
When the Performance Criteria are established and approved during the course of the Plan Year, the Committee may elect to weight each of the Performance Criteria based upon the strategic importance of the respective Performance Criteria in consideration of the Company’s annual business plan. The weightings of the Performance Criteria may change from one Plan Year to the next.

4.4
In determining the Company’s performance during a measurement period, Performance Criteria will be utilized. These Performance Criteria may be modified, deleted, or added to from one Plan Year to the next as determined by the Committee in its judgment and discretion. Further, these performance criteria may be established in either quantitative or qualitative format for purposes of measurement.

4.5
Following the close of the Plan Year, the Committee will evaluate the Company’s performance compared to the Performance Criteria. The results of this evaluation will serve as the basis for the determination of the amount of Bonus Target earned, which may range from 0 percent to as much as 200 percent of Participants’ Bonus Targets. At this time, the Committee has the authority to consider an addition to or subtraction from the bonus by applying a Discretionary Adjustment (as defined in Article 1.6) as the Committee may determine.

4.6
The Committee will normally authorize the payment of bonus awards within two and one-half months (75 days) after the close of the Plan Year. However, the Committee reserves the right to accelerate the determination and payment of bonus awards prior to the completion of the Plan Year based on the estimated or expected performance of the Company for such Plan Year.

Article 5 — Bonus Targets
5.1
Bonus Targets for each position are established based upon competitive survey data consistent with the Company’s stated executive compensation philosophy and the position’s relative importance to the overall financial success of the Company. The Committee shall review and approve a Bonus Target for each officer.

5.2
Each bonus award shall be calculated by using the established Bonus Target for Participants in the Plan, adjusted by the results of the Performance Criteria and any Discretionary Adjustment. An evaluation of a Participant’s individual performance may also be used to adjust a Participant’s bonus award.

Article 6 — Form of Payment
6.1
Bonuses payable under the Plan shall be paid in the form of cash in whole or in part or, if permitted under applicable NYSE and SEC rules and regulations, in the form of common stock of the Company in whole or in part. Under the Plan, if permitted under applicable NYSE and SEC rules and regulations, certain Participants may also be awarded, in whole or in part, their annual bonus awards in Company common shares.

6.2
With respect to Plan bonuses payable in part or in whole in shares of common stock of the Company, a Participant may pay all or part of the amount of any taxes required to be collected or withheld by the Company upon payment of the Participant’s bonus by electing, before an established date prior to the time of payment of the bonus, to have the Company withhold from the number of common shares otherwise deliverable under the bonus a number of common shares having a Fair Market Value on the established date not exceeding the amount of the tax payment. However, for this purpose, federal income tax may be withheld at the highest personal tax rate then in effect.

6.3
The Committee may approve a deferral of the payment of bonuses with payment in whole at a later date or in installments over a period of time. The length of time of deferral or installment period will be determined at the discretion of the Committee in accordance with applicable laws and regulations. Such deferrals will be credited to the individual participant’s nonqualified deferred compensation account.

Article 7 — Miscellaneous Terms and Provisions
7.1
No Employee shall have any claim or right to be paid a bonus or any form of award, and the award of a bonus will not be construed as giving a Participant the right to be retained in the employ of the Company. Further, the Company expressly reserves the right at any time to terminate the employment of any Participant free from any liability under the Plan.

7.2	The validity, construction, and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable Federal law.
7.3
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. As used herein, the “Company” shall mean the Company as hereinbefore defined and any aforesaid successor to its business and/or assets.

7.4
No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or Employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

7.5
Notwithstanding anything in this Plan to the contrary, if any Plan provision or bonus award under the Plan would result in the imposition of an applicable tax under Section 409A of the Internal Revenue Code of 1986, as amended, and related regulations and Treasury pronouncements (“Section 409A”), that Plan provision or bonus award may be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an award.